Exhibit 4.1
EXECUTION COPY
INVESTMENT AGREEMENT
dated as of May 21, 2007
by and among
FREMONT GENERAL CORPORATION,
FREMONT INVESTMENT & LOAN
and
HUNTER’S GLEN/FORD, LTD.

		Page

Section 4.2.	Authorization of Agreements	17
Section 4.3.	Consents; No Conflicts	18
Section 4.4.	Purchase for Purpose of Investment	19
Section 4.5.	Financing	19
ARTICLE V
COVENANTS

Section 5.1.	Taking of Necessary Action	19
Section 5.2.	Conduct of Business	19
Section 5.3.	Notifications	21
Section 5.4.	Share Listing	22
Section 5.5.	Charter Amendment; Certificate of Determination	22
Section 5.6.	Shareholder Consent	22
Section 5.7.	D&O Indemnification	22
ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1.	Access to Information	22
Section 6.2.	Publicity	23
Section 6.3.	Reservation of Shares	23
ARTICLE VII
CONDITIONS

Section 7.1.	Conditions to Each Party’s Obligation	23
Section 7.2.	Conditions to Investor’s Obligation	23
Section 7.3.	Conditions to the Company’s and the Bank’s Obligations	25
ARTICLE VIII
TERMINATION

Section 8.1.	Termination	25
Section 8.2.	Effect of Termination	26
ARTICLE IX
MISCELLANEOUS

Section 9.1.	Fees and Expenses	26
Section 9.2.	Survival	26
Section 9.3.	Indemnification	27

Page

Section 9.4.	Notices	27
Section 9.5.	Entire Agreement; Amendment	28
Section 9.6.	Counterparts	28
Section 9.7.	Governing Law	28
Section 9.8.	Successors and Assigns	28
Section 9.9.	Assignment	28
Section 9.10.	Remedies; Waiver	28
Section 9.11.	Specific Performance; Consent to Jurisdiction	28
Section 9.12.	Severability	28

COMPANY DISCLOSURE SCHEDULE
Section 1.1(a)	Material Adverse Effect
Section 1.1(b)	Sale Transactions
Section 3.2(a)	Authorization of Agreements
Section 3.3(a)	Regulatory Approvals and Consents
Section 3.3(b)	Regulatory Approvals and Consents
Section 3.4(b)	Preemptive and Outstanding Capital Stock Rights
Section 3.5(a)	Subsidiaries
Section 3.5(b)	Other Investments
Section 3.6(a)	SEC Reports
Section 3.6(b)(i)	Regulatory Agency Reports
Section 3.6(b)(ii)	Regulatory Agency Proceedings
Section 3.6(b)(iii)	Regulatory Agency Violations, Criticism or Exceptions
Section 3.7	Absence of Certain Changes
Section 3.9	Litigation
Section 3.10	Compliance with Applicable Laws
Section 3.12	Taxes
Section 3.13(a)	Company Contracts
Section 3.13(b)	Company Contracts; Default and Validity
Section 3.14	Disclosure Controls and Procedures
Section 5.2	Conduct of Business
Section 7.2(g)	D&O Insurance Policies

INVESTOR DISCLOSURE SCHEDULE
Section 2.1(b)	Permitted Holders
Section 3.2(a)	Regulatory Approvals

EXHIBITS
Exhibit A — Certificate of Determination of Powers, Preferences and Rights
Exhibit B — Exchange and Shareholder Rights Agreement
Exhibit C — Original Warrant
Exhibit D — Registration Rights Agreement
Exhibit E — Charter Amendment

INDEX OF DEFINED TERMS

Page
Action	1
Additional Warrant	1
Additional Warrant Shares	1
Affiliate	1
Agreement	1, 2
Articles of Incorporation	2
Balance Sheet	2
Bank	1, 2
Business Day	2
Bylaws	2
Cease and Desist Orders	2
Certificate of Determination	2
Charter Amendment	2, 23
Closing	2
Closing Date	2, 8
Commercial Real Estate Transaction	2
Commission	2
Common Stock	2
Company	1, 2
Company Contract	2, 16
Company Disclosure Schedule	2, 9
Company Intellectual Property	2
Confidentiality Agreement	3, 23
Credit Suisse	3, 17
Damages	3
DFI	3
Directors and Officers Indemnification Agreement	3, 22
Exchange Act	3
Exchange Rights Agreement	3
Exchange Shares	3
Existing Policies	26
FDIC	3
GAAP	3
Governmental Entity	3
Group	3
HSR Act	3
Indemnified Persons	27
Initial Investor Nominees	3
Intellectual Property	3
Investor	1, 4
Investor Disclosure Schedule	4, 17
Law	4
Lien	4

v

Page
Material Adverse Effect	4
NYSE	5
Order	5
Original Warrant	5
Original Warrant Shares	5
Permitted Holder	5, 7
Permitted Holders	5, 7
Person	5
Preferred Shares	5
Purchase Price	5
Registration Rights Agreement	5
Regulatory Agencies	12
Regulatory Agency	5
Regulatory Approvals	5
Related Party	5
Representatives	6
Restraints	6, 23
Sale Transactions	6
SEC Reports	6, 12
Securities Act	6
Shareholder Approval	6
Shareholder Approval Date	6
Software	4, 6
Subsequent Reports	6, 12
Subsidiary	6
Tax	6
Tax Return	6
Taxes	6
Total Voting Power	6
Transaction Agreements	7
Warrant	7
Warrant Shares	7

INVESTMENT AGREEMENT
          INVESTMENT AGREEMENT (the “Agreement”), dated as of May 21, 2007, by and among Hunter’s Glen/Ford, Ltd., a Texas limited partnership (the “Investor”), Fremont General Corporation, a Nevada corporation (the “Company”), and Fremont Investment & Loan, a California industrial banking corporation (the “Bank”).
WITNESSETH:
          WHEREAS, the Company, the Bank and the Investor have each determined to enter into this Agreement pursuant to which the Investor has agreed to (i) purchase from the Bank, and the Bank has agreed to issue and sell to the Investor, the Preferred Shares (as hereinafter defined) and (ii) purchase from the Company, and the Company has agreed to issue and sell to the Investor, the Warrants (as hereinafter defined);
          WHEREAS, the Company, the Bank and the Investor desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein;
          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
          “Action” means any legal claim, inquiry, suit, action, proceeding, arbitration, audit or investigation.
          “Additional Warrant” means the warrant to acquire up to 4,004,680 shares (plus the number of shares, if any, that are subtracted from the Original Warrant Shares and Exchange Shares for purposes of NYSE listing standards and regulations) of Common Stock, substantially in the form of the Original Warrant (modified to reflect receipt of the Shareholder Approval), to be issued by the Company to the Investor pursuant to Section 2.1(a) hereof upon receipt of the Shareholder Approval.
          “Additional Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Additional Warrant.
          “Affiliate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act.
          “Agreement” has the meaning set forth in the preamble hereto.

          “Articles of Incorporation” means the Restated Articles of Incorporation of the Company, as amended from time to time.
          “Bank” has the meaning set forth in the preamble hereto.
          “Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2006, and all related notes and schedules thereto.
          “Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.
          “Bylaws” means the Amended and Restated Bylaws of the Company, as amended from time to time.
          “Cease and Desist Orders” means the Orders to Cease and Desist issued by the FDIC and the DFI to the Bank, the Company and Fremont General Credit Corporation in March 2007.
          “Certificate of Determination” means the Certificate of Determination of Powers, Preferences and Rights of 6.5% Series A Non-Cumulative Exchangeable Preferred Stock of the Bank, substantially in the form of Exhibit A hereto.
          “Charter Amendment” has the meaning set forth in Section 5.5 hereof.
          “Closing” means the closing of the sale and purchase of the Preferred Shares and the Warrant pursuant to Section 2.1(a) hereof.
          “Closing Date” has the meaning set forth in Section 2.2 hereof.
          “Commercial Real Estate Transaction” means the transactions contemplated by the Asset Purchase Agreement, dated as of May 21, 2007, between the Bank and iStar Financial Inc.
          “Commission” means the Securities and Exchange Commission.
          “Common Stock” means the common stock, par value $1.00 per share, of the Company.
          “Company” has the meaning set forth in the preamble hereto.
          “Company Contract” has the meaning set forth in Section 3.13(a) hereof.
          “Company Disclosure Schedule” has the meaning set forth in Article III hereof.
          “Company Intellectual Property” means the Intellectual Property (as hereinafter defined) used in or held for use in the conduct of the business of the Company or any of its Subsidiaries (including the Bank).

          “Confidentiality Agreement” has the meaning set forth in Section 6.1(b) hereof.
          “Credit Suisse” has the meaning set forth in Section 3.16 hereof.
          “Damages” means any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, amounts paid in settlement (with the approval of the Company which shall not be unreasonably withheld), penalty, fine or expense (including reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation or defense), whether or not involving a claim, demand or action initiated by a Person that is not a party to this Agreement.
          “DFI” means the California Department of Financial Institutions.
          “Directors and Officers’ Indemnification Agreement” has the meaning set forth in Section 5.7 hereof.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
          “Exchange and Shareholder Rights Agreement” means the agreement to be entered into among the Company, the Bank and the Investor, substantially in the form of Exhibit B hereto.
          “Exchange Shares” means the shares of Common Stock issuable upon the exchange of the Preferred Shares in accordance with the Exchange and Shareholder Rights Agreement.
          “FDIC” means the Federal Deposit Insurance Corporation.
          “GAAP” means United States generally accepted accounting principles as in effect on the date hereof.
          “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, political subdivision, tribunal, or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, or local, domestic or foreign.
          “Group” has the meaning set forth in Rule 13d-5 under the Exchange Act.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
          “Initial Investor Nominees” has the meaning set forth in the Exchange and Shareholder Rights Agreement.
          “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (ii) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, “Software”); and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
          “Investor” has the meaning set forth in the preamble hereof.
          “Investor Disclosure Schedule” has the meaning set forth in Article IV hereof.
          “Law” means any law, treaty, statute, ordinance, code, rule or regulation of a Governmental Entity.
          “Lien” means any mortgage, pledge, lien, security interest, claim, voting agreement, restriction, hypothecation, charge, lease, easement, option, encumbrance or restriction (whether on voting, sale, transfer, disposition or otherwise) of any kind, character and description whatsoever.
          “Material Adverse Effect” means any material adverse effect on the retail deposit business or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Material Adverse Effect”: any event, circumstance, change or effect arising out of or attributable to (a) any decrease in the market price of the Common Stock (excluding any event, circumstance, change or effect that is the basis for such decrease), (b) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (c) any changes in general economic, legal, regulatory or political conditions in the geographic regions in which the Company and its Subsidiaries operate, (d) any events, circumstances, changes or effects arising from the consummation or anticipation of the transactions contemplated by this Agreement or the Sale Transactions or the announcement of the execution of this Agreement or the announcement of the Sale Transactions, (e) any events, circumstances, changes or effects arising from the compliance with the terms of, or the taking of any action required by, this Agreement, (f) any action taken by the Company or any of its Subsidiaries at the request or with the consent of the Investor, (g) any litigation brought or threatened by the stockholders of the Company arising out of or in connection with the existence, announcement or performance of this Agreement or the transactions contemplated hereby or the Sale Transactions, (h) changes in law, GAAP or applicable regulatory accounting requirements, or changes in interpretations thereof by any Governmental Entity, (i) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens, wherever located, (j) earthquakes, hurricanes, floods or other natural disasters, (k) a failure by the Company to report earnings or revenue results in any quarter ending on or after the date hereof consistent with the Company’s historic earnings or revenue results in any previous fiscal quarter, including any failure to file with the Commission audited or unaudited financial statements for the year ended December 31, 2006 or any subsequent period, (l) any loss, liability or expense arising out of or relating to the contractual rights of third parties relating to the sale of residential mortgage loans prior to the date of this Agreement, or (m) any matter set forth in Section 1.1(a) of the Company Disclosure Schedule, except in the case of the foregoing clauses (i) and (j), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the retail deposit business or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other industry participants or enterprises (solely with respect to clause (i), located in the same geographic region as the Company and its Subsidiaries).
          “NYSE” means the New York Stock Exchange.
          “Order” means any judgment, decree, order, writ, award, ruling, stipulation, injunction or determination of an arbitrator or court or other Governmental Entity.
          “Original Warrant” means the warrant to purchase 7,129,326 shares of Common Stock, substantially in the form of Exhibit C hereto, to be issued to the Investor on the Closing Date.
          “Original Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Original Warrant.
          “Permitted Holder” or “Permitted Holders” have the meanings set forth in Section 2.1(b) hereof.
          “Person” means any individual, corporation, company, association, partnership, joint venture, trust or unincorporated organization, Group or Governmental Entity.
          “Preferred Shares” has the meaning set forth in Section 2.1 hereof.
          “Purchase Price” has the meaning set forth in Section 2.1 hereof.
          “Registration Rights Agreement” means the agreement to be entered into between the Company and the Permitted Holders, substantially in the form of Exhibit D hereto.
          “Regulatory Agencies” has the meaning set forth in Section 3.6(b) hereof.
          “Regulatory Approvals” means any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from a Governmental Entity.
          “Related Party” with respect to any specified Person, means (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home; or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

          “Representatives” means, with respect to any Person, any of such Person’s officers, directors, partners, employees, agents, attorneys, accountants, consultants or financial or other advisors or other Person associated with or acting on behalf of such Person.
          “Restraints” has the meaning set forth in Section 7.1(a) hereof.
          “Sale Transactions” means (i) the Commercial Real Estate Transaction and (ii) the transaction described in Section 1.1(b) of the Company Disclosure Schedule.
          “SEC Reports” has the meaning set forth in Section 3.6(a) hereof.
          “Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.
          “Shareholder Approval” means the approval by the Company’s shareholders of the issuance to the Permitted Holders of the Additional Warrant.
          “Shareholder Approval Date” means the date as of which the Shareholder Approval occurs.
          “Software” has the meaning set forth in the definition of “Intellectual Property.”
          “Subsequent Reports” has the meaning set forth in Section 3.6(a) hereof.
          “Subsidiary” means, as to any Person, any other Person of which fifty percent (50%) or more of the voting securities or other voting interests are owned or controlled, or the ability to select or elect fifty percent (50%) or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.
          “Tax” or “Taxes” means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, gross receipts, excise, property, ad valorem, value added, alternative minimum, stamp, occupation, use, service, license, intangible, net worth, sales, transfer, franchise, payroll, employment, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.
          “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes, including but not limited to information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such return, report, information, return or other document.
          “Total Voting Power” means the total number of votes entitled to be cast by the holders of the outstanding Common Stock and any other securities entitled, in the ordinary course, to vote on matters put before the holders of the Common Stock generally.

          “Transaction Agreements” means the Exchange and Shareholder Rights Agreement, the Original Warrant and the Registration Rights Agreement.
          “Warrant” means the Original Warrant and the Additional Warrant.
          “Warrant Shares” means the Additional Warrant Shares and the Original Warrant Shares.
          Section 1.2. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.
ARTICLE II
ISSUANCE AND SALE OF SECURITIES
          Section 2.1. Issuance and Sale of Securities(a) Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, on the Closing Date, (i) the Bank will issue, sell and deliver to the Investor (or its Affiliates,) and the Investor will purchase (or cause its Affiliates to purchase) from the Bank, 8,899,410 shares of the Bank’s Series A Non-Cumulative Exchangeable Preferred Stock (the “Preferred Shares”), free and clear of all Liens, and (ii) the Company will issue, sell and deliver to the Investor, and the Investor will purchase from the Company, the Original Warrant, free and clear of all Liens, for aggregate consideration of $80,094,690 (the “Purchase Price”). The terms, limitations and relative rights and preferences of the Preferred Shares shall be as set forth in the Certificate of Determination. Additionally, on the Shareholder Approval Date, the Company will issue and deliver to the Investor the Additional Warrant, free and clear of all Liens.
               (b) The Investor shall be permitted to designate in writing to the Company and the Bank any of the Persons listed in Section 2.1(b) of the Investor Disclosure Schedule (each Person, a “Permitted Holder” and such Persons, collectively with the Investor, the “Permitted Holders”) who shall be permitted at the Closing to purchase from the Bank a portion of the Preferred Shares and Warrants not in excess of 60% of the aggregate number of Preferred Shares and Warrants being sold by the Bank pursuant to Section 2.1(a). Additionally, at or prior to the Closing, the Investor shall be permitted to assign its rights and obligations pursuant to this Agreement to any Permitted Holder that acquires Preferred Shares or Warrants pursuant to the preceding sentence or to an Affiliate of the Investor; provided, however, that no such assignment shall be permitted hereunder if such assignment could jeopardize or delay the satisfaction of the condition set forth in Section 7.1(b), and the Investor shall be required to make such an assignment to a non-consolidated Affiliate thereof, and to cause such Affiliate to assume the Investor’s purchase obligations hereunder, if necessary to satisfy such condition. At or prior to the Closing, each Permitted Holder (other than the Investor) and any Affiliate to whom the Investor has assigned its rights and obligations hereunder shall agree in writing with the Company and the Bank to be bound by this Agreement and the Exchange and Shareholder Rights Agreement as fully as if it were an initial signatory hereto, except that no Permitted Holder (other than the Investor and its Affiliates) shall have any rights under Section 3 of the Exchange and Shareholder Rights Agreement. Notwithstanding the above, no Person shall be permitted to be a Permitted Holder if such Person’s status with respect thereto could reasonably be expected to jeopardize or delay the satisfaction of the condition set forth in Section 7.1(b). Notwithstanding the foregoing, the Investor shall not be permitted to designate any Person to purchase Preferred Shares as provided in the first sentence of this Section 2.1(b) unless the Investor and such Person agree in writing that if such Person is unable to comply fully and promptly with any requests for information by any Governmental Entity in connection with any required Regulatory Approval, such Person will forfeit its right to purchase any Preferred Shares and Warrants and the Investor (or an Affiliate thereof) shall purchase such Preferred Shares and Warrants that had been proposed to be purchased by such Person. The Investor shall provide the Company with a copy of such agreement, which shall expressly name the Company as a third party beneficiary thereof. If a Permitted Holder (other than the Investor and its Affiliates) is unable to obtain the approvals required by Section 7.1(b), then the Investor agrees to acquire or cause an Affiliate to acquire any portion of the Warrants or the Series A Preferred Stock from such Permitted Holder upon terms and conditions that shall be mutually agreed upon by such parties.
          Section 2.2. Closing. (a) The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York at 10:00 a.m., New York City time, on the first business day following satisfaction or, if permissible, waiver of the conditions set forth in Sections 7.1, 7.2 and 7.3 hereof (the “Closing Date”) or at such other time and place as the parties may agree.
               (b) At the Closing (i) the Company on the one hand, and Investor and each of the Permitted Holders designated by the Investor in accordance with Section 2.1(b) on the other hand shall execute and deliver the Exchange and Shareholder Rights Agreement and the Registration Rights Agreement, (ii) the Bank will deliver to the Investor and such Permitted Holders, certificates representing the Preferred Shares, registered in the names of the Investor and such Permitted Holders representing each Person’s pro rata portion of the Preferred Shares (in separate certificates aggregating to the total number of Preferred Shares) together with the other applicable documents and certificates to be delivered pursuant to Section 7.2 hereof, (iii) the Company will enter into a warrant agreement in the form of the Original Warrant with the Investor and each Permitted Holder designated by the Investor in accordance with Section 2.1(b) representing each Person’s pro rata portion of the number of shares covered by the Original Warrant (in separate agreements aggregating to the total number of shares under the Original Warrant), together with the other applicable documents and certificates to be delivered pursuant to Section 7.2 hereof and (iv) the Investor, in full payment for the Preferred Shares and the Original Warrant, will deliver or cause to be delivered to the Bank and the Company an amount equal to the Purchase Price in immediately available funds by wire transfer to the accounts designated by the Company at least two Business Days prior to the Closing Date, or by such other means as may be agreed by the parties, together with the other documents and certificates to be delivered pursuant to Section 7.3 hereof. On the Shareholder Approval Date, the Company will enter into a warrant agreement in the form of the Additional Warrant with the Investor and each Permitted Holder designated by the Investor in accordance with Section 2.1(b) representing each Person’s pro rata portion of the number of shares covered by the Additional Warrant (in separate agreements aggregating to the total number of shares under the Additional Warrant).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the disclosure schedule delivered by the Company to the Investor prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to the Investor as follows:
          Section 3.1. Corporate Organization and Qualification. Each of the Company and its Subsidiaries (including the Bank) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to conduct its business as it is now being conducted. Each of the Company and its Subsidiaries (including the Bank) is duly licensed, authorized or qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which its ownership, lease or operation of property or conduct of business requires such qualification, except where the failure to be so licensed, authorized and qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to the Investor a complete and correct copy of the Articles of Incorporation, the Bylaws and any other organizational documents of the Company and the comparable governing instruments of the Bank, and, to the extent requested to do so, has also made available to the Investor complete and correct copies of the comparable governing instruments of each other Company Subsidiary, in each case as amended to date, and each of which as so delivered or made available, as the case may be, is in full force and effect.
          Section 3.2. Authorization of Agreements. (a) Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, each of the Company and the Bank has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Agreements to which it is a party, to issue and sell the Preferred Shares and the Warrant, as applicable, and to otherwise consummate the transactions contemplated hereby and thereby and such issuance, sale and delivery of the Preferred Shares and the Warrant to the Investor will convey to the Investor good and marketable title thereto free and clear of all Liens (other than as set forth in this Agreement or the Transaction Agreements). The execution, delivery and performance of this Agreement and the Transaction Agreements, and the consummation by the Company and the Bank of the transactions contemplated hereby and thereby, have been approved by the respective boards of directors of the Company and the Bank, and, except with respect to the matters requiring Shareholder Approval and except as set forth in Section 3.2(a) of the Company Disclosure Schedule, no other corporate proceedings on the part of the Company or the Bank are necessary to approve this Agreement or the Transaction Agreements and the consummation by the Company and the Bank of the transactions contemplated hereby and thereby. The Company’s board of directors has taken, prior to the execution of this Agreement, all such action required to be taken by it (to the extent that it has the legal authority to do so) to provide that this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby shall be exempt from the requirements of any “moratorium,” “control share,” “fair price” or other anti-takeover laws or regulations of any state.
               (b) This Agreement has been duly executed and delivered by a duly authorized officer of each of the Company and the Bank and, assuming the due authorization, execution and delivery by the Investor, constitutes a valid and binding obligation of the Company and the Bank, enforceable against the Company and the Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. The Transaction Agreements, when executed, will have been duly executed and delivered by a duly authorized officer of the Company and the Bank, as applicable, and, assuming the due authorization, execution and delivery by the Investor, will constitute a valid and binding obligation of the Company and the Bank, as applicable, enforceable against the Company and the Bank, as applicable, in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.
          Section 3.3. Consents; No Conflicts. (a) Except for (i) the expiration of the waiting period under the HSR Act, if applicable, (ii) all consents, authorizations, orders and approvals of, and filing and registrations, including the effectiveness of a registration statement and applicable “Blue Sky” clearance required for, or in connection with, the consummation of the transactions contemplated by the Registration Rights Agreement, (iii) the Regulatory Approvals set forth on Section 3.3(a) of the Company Disclosure Schedule, and (iv) the filing of the Charter Amendment and the Certificate of Determination with the California Secretary of State, no Regulatory Approval from, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained by the Company or any of its Subsidiaries (including the Bank) in connection with the execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, except for such Regulatory Approvals, registrations, declarations, notices and filings which are applicable by reason of facts specifically relating to, or the particular regulatory status of the Investor.
               (b) Assuming the receipt of all Regulatory Approvals set forth on Section 3.3(b) of the Company Disclosure Schedule and the completion of all registrations, declarations, notices and filings referred to in Section 3.3(a) and Section 3.3(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the execution and delivery of the Transaction Agreements will not, and the performance of the obligations set forth herein and therein and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Articles of Incorporation or the Bylaws of the Company or the comparable governing instruments of any of its Subsidiaries (including the Bank); (ii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration, amendment or modification of any right or obligation under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, contract or any other agreement, instrument or obligation to which the Company or any of its Subsidiaries (including the Bank) is a party or by which the Company or any of its Subsidiaries (including the Bank) or any property of the Company or any of its Subsidiaries (including the Bank) is bound; (iii) result in the creation or imposition of any Lien upon any assets or properties of the Company or any of its Subsidiaries (including the Bank); or (iv) violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries (including the Bank) or any of their respective assets or properties of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries (including the Bank) or any of their respective assets or properties.
          Section 3.4. Capitalization. (a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Common Stock, of which 80,183,775 shares are issued and outstanding as of the date of this Agreement and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding. All of such outstanding shares of Common Stock were duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, the authorized capital stock of the Bank consists of 300,000 shares of common stock, par value $10.00 per share, of which 275,000 shares are issued and outstanding.
               (b) Other than as set forth in Section 3.4(b) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than as contemplated herein, there are no restrictions on the transfer of shares of capital stock of the Company, and no contract, agreement or understanding exists among holders of capital stock of the Company with respect to the ownership, holding, voting or any other rights or obligations with respect to such capital stock.
               (c) Prior to the Closing, the Preferred Shares will be duly and validly authorized and, when issued as contemplated by this Agreement, will have been validly issued, fully paid and non-assessable. The Original Warrant Shares have been, and upon receipt of Shareholder Approval, the Additional Warrant Shares will have been, duly and validly authorized and, when issued as contemplated by the Warrants, will have been validly issued, fully paid and non-assessable. There are no, and the issuance and sale of the Preferred Shares and the Warrant pursuant to this Agreement and the Warrant Shares pursuant to the Warrants will not give rise to any, preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any provision of applicable Law or any provision of the Articles of Incorporation or Bylaws of the Company, the comparable governing instruments of the Bank, or any agreement or instrument applicable to the Company or the Bank in respect of any capital stock or other securities of the Company, the Bank or their respective Subsidiaries.
               (d) The Company has reserved out of the authorized but unissued shares of its Common Stock such number of shares of Common Stock as are sufficient for issuance upon exchange of the Preferred Shares in accordance with the Exchange and

Shareholder Rights Agreement and the exercise of the Warrant. The Company has taken all action necessary such that all shares of Common Stock that may be issued upon exchange of the Preferred Shares pursuant to the Exchange and Shareholder Rights Agreement and the exercise of the Warrants will upon issue be validly issued, fully paid and nonassessable, and free from Liens in respect of the issuance and delivery thereof.
          Section 3.5. Subsidiaries. (a) Section 3.5 of the Company Disclosure Schedule lists the name of each Subsidiary of the Company, together with the jurisdiction of its organization and the number of shares of each class of its capital stock owned by the Company or any of its Subsidiaries. The Company owns, directly or indirectly, all of the outstanding shares of capital stock of each of its Subsidiaries, free and clear of all Liens, and all such shares are duly authorized, validly issued, fully paid and non-assessable.
               (b) Except as set forth on Section 3.5(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (including the Bank), directly or indirectly, (i) owns, beneficially or of record, any shares of capital stock or any other security of any other Person; (ii) has any other equity investment or other ownership interest in any other Person; or (iii) is obligated to make any capital contribution or other investment in any Person.
          Section 3.6. SEC Reports; Financial Statements. (a) The Company has previously made available to the Investor a true and complete copy of (i) the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2005, 2004 and 2003; (ii) the Company’s Quarterly Report on Form 10-Q for the periods ended September 30, 2006, June 30, 2006 and March 31, 2006; and (iii) each registration statement, report on Form 8-K and Form 8-A, proxy statement, information statement or other document, report or statement filed by the Company or any of its Subsidiaries with the Commission since December 31, 2004 and prior to the date of this Agreement, in each case in the form (including financial statements, schedules, exhibits and any amendments thereto) filed with the Commission (collectively, the “SEC Reports”). Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, as of their respective dates, the SEC Reports (i) were timely filed with the Commission; (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act; and (iii) did not, or will not in the case of any registration statement, report, proxy statement, information statement or other statement filed by the Company with the Commission after the date of this Agreement and before the Closing Date (collectively, “Subsequent Reports”), as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 in connection with previously filed SEC Reports.
               (b) Except as set forth in Section 3.6(b)(i) of the Company Disclosure Schedule, the Company and each of its Subsidiaries (including the Bank) have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2004 with (i) the FDIC, (ii) any state banking commissions or any other state regulatory authority, (iii) any other self-regulatory organization, and (iv) any other applicable federal or state authority regulating financial institutions (including mortgage banks), including the Federal Home Loan Bank of San Francisco (collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.6(b)(ii) of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries (including the Bank) since December 31, 2004. Except as set forth in Section 3.6(b)(iii) of the Company Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries (including the Bank).
               (c) Each of (i) the consolidated balance sheets (including the related notes and schedules) included in or incorporated by reference into the SEC Reports or any Subsequent Reports fairly presents, or will fairly present, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and (ii) the consolidated statements of income (or statements of results of operations), stockholders’ equity and cash flows (including the related notes and schedules) included in or incorporated by reference into the SEC Reports or any Subsequent Reports fairly presents, or will fairly present, as the case may be, subject, in the case of the unaudited financial statements, to normal recurring year-end audit adjustments, the results of operations, retained earnings and cash flows, as the case may be, of the Company and its Subsidiaries (on a consolidated basis) for the periods set forth therein, in the case of each of clause (i) and clause (ii), in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto) and in compliance with the rules and regulations of the Commission; and each such financial statement is in accordance with the books and records of the Company and its Subsidiaries as of the dates and for the periods indicated and has been examined by the Company’s accountants (whose reports thereon are included in such financial statements).
               (d) The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.
          Section 3.7. Absence of Changes. Since September 30, 2006, except as set forth in Section 3.7 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) issued any capital stock, bonds or other corporate securities, (ii) borrowed any amount other than in the ordinary course of business, in excess of $5,000,000, (iii) discharged or satisfied any Lien, other than in the ordinary course of business, in excess of $5,000,000, (iv) declared or made any payment or distribution to holders of capital stock (other than the Company) or purchased or redeemed any shares of its capital stock or other securities, or (v) suffered any event or condition that has had or is reasonably likely to have a Material Adverse Effect.
          Section 3.8. Intellectual Property. To the knowledge of the Company, the Company and its Subsidiaries (including the Bank) own or have a valid license to use all of the Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations

(except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). To the knowledge of the Company, the Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company and its Subsidiaries as currently conducted. The Company Intellectual Property owned by the Company or any of its Subsidiaries (including the Bank), and to the knowledge of the Company, all other Company Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of the Company Intellectual Property. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries (including the Bank) does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party.
          Section 3.9. Litigation. Except as disclosed in the SEC Reports or Section 3.9 of the Company Disclosure Schedule, as of the date of this Agreement: there are no Actions pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (including the Bank), nor any Actions pending or to the knowledge of the Company threatened against any of the officers or directors of the Company or any of its Subsidiaries in regards to their actions as such, nor is there any basis for any such action; nor are there any Orders outstanding against or applicable to the Company or any of its Subsidiaries (including the Bank) or against or applicable to any of their respective assets, properties or businesses.
          Section 3.10. Compliance with Applicable Laws. Other than as set forth in Section 3.10 of the Company Disclosure Schedule the Company and each of its Subsidiaries (including the Bank):
               (a) is in material compliance, in the conduct of its business, with all applicable federal, state, local and foreign Laws;
               (b) has all material permits, licenses, franchises, certificates, orders, and approvals of, and has made material applications, and registrations with, Governmental Entities that are required in order to permit the Company and its Subsidiaries (including the Bank) to carry on their businesses as currently conducted;
               (c) has since December 31, 2004, received no notification or communication from any Governmental Entity (i) asserting that the Company or any of its Subsidiaries (including the Bank) is not in material compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any material permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; and
               (d) is not a party to or subject to any Order from any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of the Company or any of its Subsidiaries (including the Bank) and neither the Company nor any of its Subsidiaries (including the Bank) has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing (or is considering the appropriateness of issuing) any such order.

          Section 3.11.; No Fraud Or Misrepresentation. To the knowledge of the Company, neither the Company nor any of its Subsidiaries (including the Bank), nor any director, officer, or Affiliate of the Company or any of its Subsidiaries, is aware of or has taken any action, directly or indirectly, that would constitute material fraud, misrepresentation, or other intentionally unlawful conduct.
          Section 3.12. Taxes. Except as set forth in Section 3.12 of the Company Disclosure Schedule:
               (a) the Company and each of its Subsidiaries (including the Bank) has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid in full all material Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) except to the extent not yet due or for which an adequate reserve has been provided in its financial statements (in accordance with GAAP);
               (b) no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;
               (c) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;
               (d) each of the Company and its Subsidiaries has withheld and paid all Taxes require to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractors, creditor, stockholder, or other third party;
               (e) there is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which the Company has knowledge based upon personal contact with any agent of such authority. Section 3.12 of the Company Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after December 31, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of the audit. The Company has delivered to the Investor correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since December 31, 2004;
               (f) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that remains open;
               (g) neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the

Internal Revenue Code of 1986, filing a consolidated federal income Tax Return other than a group consisting solely of the Company and its current Subsidiaries;
               (h) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person or entity other than the Company and its Subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as transferee or successor, or (iii) by contract; and
               (i) for U.S. tax classification purposes pursuant to Treasury Regulation Section 301.7701-2, the Company is classified as an association taxable as a corporation. No election has been made under Treasury Regulation Section 301.7701-3 to treat the Company or any Subsidiary as a partnership or disregarded entity for U.S. tax purposes.
          Section 3.13. Certain Contracts. (a) Except (i) as set forth in Section 3.13(a) of the Company Disclosure Schedule, or (ii) with respect to the Sale Transactions, as of the date hereof, neither the Company nor any of its Subsidiaries (including the Bank) is a party to or bound by any oral or written contract which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the Commission) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the SEC Reports filed prior to the date of this Agreement (any such contract, a “Company Contract”).
               (b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding on the Company or a Subsidiary of the Company and in full force and effect (except to the extent that any Company Contract expires in accordance with its terms), (ii) the Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) to the knowledge of the Company no other party to any Company Contract is in default in any respect thereunder, nor, to the knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute a default.
          Section 3.14. Disclosure Controls and Procedures. Except as set forth in Section 3.14 of the Company Disclosure Schedule, since December 31, 2002 the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the Commission under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company’s or its Subsidiaries records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants.
          Section 3.15. Commercial Real Estate Transaction. The Company has delivered to the Investor true and complete copies of all definitive agreements in existence as of the date of this Agreement with respect to the Commercial Real Estate Transaction, each of which such agreements is in full force and effect on the date of this Agreement.
          Section 3.16. Broker’s Fees. Neither the Company nor any Subsidiary of the Company (including the Bank) nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Credit Suisse Securities LLC (“Credit Suisse”) in accordance with the terms of a letter agreement between the Company and Credit Suisse, a true, complete and correct copy of which has been previously made available by the Company to the Investor.
          Section 3.17. Exemption from Registration. Assuming the representations and warranties of the Investor set forth in Article IV hereof are true and correct, the offer and sale of the Preferred Shares and the Warrant made pursuant to this Agreement will be in compliance with the Securities Act and any applicable state securities laws and will be exempt from the registration requirements of the Securities Act and such state securities laws.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
          Except as set forth in the disclosure schedule delivered by the Investor to the Company and the Bank prior to the execution and delivery of this Agreement (the “Investor Disclosure Schedule”), the Investor hereby represents and warrants to the Company and the Bank as follows:
          Section 4.1. Organization. The Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own or lease and operate its properties and assets and to conduct its business as it is now being conducted and is proposed to be conducted. The general partners of the Investor are Gerald J. Ford, an individual and Ford Diamond Corporation, a Texas corporation. Gerald J. Ford is the sole shareholder and President of Ford Diamond Corporation.
          Section 4.2. Authorization of Agreements. (a) The Investor has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, each of the Transaction Agreements and each other document, instrument or certificate to be executed by the Investor in connection with the consummation of the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Agreement, and the consummation by the Investor of the transactions contemplated hereby and thereby, have been approved by the general partners of the Investor and no other limited partnership proceedings on the part of the Investor are necessary to approve this Agreement or the Transaction Agreements and the consummation by the Investor of the transactions contemplated hereby and thereby.
               (b) This Agreement has been duly executed and delivered by the Investor and, assuming due authorization, execution and delivery by the Company and the Bank, constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. The Transaction Agreements, when executed, will have been duly executed and delivered by a duly authorized officer of the Investor, and, assuming the due authorization, execution and delivery by the Company and the Bank (as applicable), will constitute a valid and binding obligation of the Investor, enforceable against the Investor in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.
          Section 4.3. Consents; No Conflicts. (a) Except for (i) the expiration of the waiting period under the HSR Act, (ii) all consents, authorizations, orders and approvals of, and filing and registrations including the effectiveness of a registration statement and applicable “Blue Sky” clearance required for, or in connection with, the consummation of the transactions contemplated by the Registration Rights Agreement, and (iii) the Regulatory Approvals set forth on Section 4.3 of the Investor Disclosure Schedule, no Regulatory Approval from, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by the Investor in connection with the execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby except for such Regulatory Approvals, registrations, declarations, notices and filings, the failures of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to consummate the transactions contemplated hereby or thereby.
               (b) Assuming the receipt of all Regulatory Approvals set forth on Section 4.3 of the Investor Disclosure Schedule and the completion of all registrations, declarations, notices and filings referred to in Section 4.3 of the Investor Disclosure Schedule, the execution and delivery of this Agreement does not, and the execution and delivery of the Transaction Agreements will not, and the performance of the obligations set forth herein and therein and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any provision of the charter or bylaws or similar governing documents of the Investor; (ii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration, amendment or modification of any right or obligation under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, contract or any other agreement, instrument or obligation to which the Investor is a party or by which the Investor or any property of the Investor is bound; (iii) result in the creation or imposition of any Lien upon any assets or properties of the Investor; or (iv) violate or conflict with any Law or Order applicable to the Investor or any of its assets or properties of any Governmental Entity having jurisdiction over the Investor or any of its assets or properties, except in the case of clauses (ii), (iii) and (iv), for such instances which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Investor’s ability to consummate the transactions contemplated hereby.
          Section 4.4. Purchase for Purpose of Investment. The Investor acknowledges that the Preferred Shares and the Warrant have not been registered under the Securities Act or under any state securities laws. The Investor (i) is acquiring the Preferred Shares and the Warrant pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Preferred Shares, the Exchange Shares, the Warrant or the Warrant Shares to any Person, (ii) will not sell or otherwise dispose of any of the Preferred Shares, the Exchange Shares, the Warrant or the Warrant Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Preferred Shares and the Warrant and of making an informed investment decision and (iv) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act).
          Section 4.5. Financing. The Investor has, or will have prior to Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.
ARTICLE V
COVENANTS
          Section 5.1. Taking of Necessary Action. Each of the parties hereto agrees to use its reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Investor, the Company and the Bank will use their reasonable best efforts to make all filings, including filings under the Change in Control Act and, if applicable, the HSR Act, and obtain all other Regulatory Approvals necessary or, in the opinion of the Investor, the Company or the Bank, advisable in order to permit the consummation of the transactions contemplated hereby. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.
          Section 4.2. Conduct of Business. From the date hereof until the Closing, the Company and the Bank shall conduct the Bank’s retail branch banking operations in the ordinary course as currently operated and in conformity in all material respects with all Laws and shall use all reasonable efforts to preserve intact such operations and relationships with third parties and their respective employees; provided, however, that nothing herein shall limit the Company’s, the Bank’s or any of their Subsidiaries’ ability to (i) take actions to comply with the Cease and Desist Orders and (ii) consummate the Sale Transactions. Except as set forth in Section 5.2 of the Company Disclosure Schedule or as contemplated by the Sale Transactions, from the date hereof until the Closing, neither the Company nor the Bank shall:
               (a) (i) make any distributions in cash or in kind to its stockholders (other than distributions by the Bank) or (ii) issue or repurchase any shares of its capital stock.
               (b) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents other than as contemplated by this Agreement;
               (c) issue, sell, pledge, dispose of, or otherwise subject to any encumbrance (A) any shares of its capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or the Bank or (B) any assets of the Company or the Bank relating to the Bank’s retail branches, or any interests received in the Sale Transactions;
               (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;
               (e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets (other than investment securities), or enter into any joint venture, strategic alliance, exclusive dealing, non-competition or similar contract or arrangement (other than extensions of exclusivity arrangements in effect on the date hereof);
               (f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or otherwise alter its corporate structure;
               (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business; provided that in no event shall the Company or the Bank (A) incur, assume or guarantee any long-term indebtedness for borrowed money or (B) make any optional repayment of any indebtedness for borrowed money;
               (h) amend, waive, or modify any material provision of consent to the termination of any contract that is material to the Company or the Bank, or amend, waive, modify or consent to the termination of the Company’s or the Bank’s material rights thereunder, or enter into any contract other than in the ordinary course of business;

               (i) enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case;
               (j) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or executive officers of the Company or any of its Subsidiaries and who receive less than $125,000 in total annual cash compensation from the Company or any of its Subsidiaries, or grant any severance or termination payment to, or pay, loan or advance any amount to, any director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or materially amend any material benefit plan;
               (k) enter into any contract with any Related Party of the Company or the Bank;
               (l) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;
               (m) make, revoke or modify any material Tax election, settle or compromise any material Tax liability or file any material Return other than on a basis consistent with past practice;
               (n) pay, discharge or satisfy any material claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business;
               (o) cancel, compromise, waive or release any material right or claim other than in the ordinary course of business;
               (p) commence or settle any material Action, including the Cease and Desist Orders;
               (q) take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Company in this Agreement to be untrue or result in a breach of any covenant made by the Company or the Bank in this Agreement or the Exchange and Shareholder Rights Agreement, or that has or would reasonably be expected to have a Material Adverse Effect; or
               (r) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.
          Section 5.3. Notifications. At all times prior to the Closing Date, the Investor shall promptly notify the Company and the Company shall promptly notify the Investor in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event which will or is reasonably likely to (i) cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect prior to the Closing, (ii) result in the failure to satisfy the conditions to be complied with or satisfied by it (or, in the case of the Company, the Bank) hereunder, or (iii) in the case of the Company, result in a Material Adverse Effect, provided, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.
          Section 5.4. Share Listing. The Company shall use its reasonable best efforts to cause, at or prior to the Closing Date, the Exchange Shares and the Warrant Shares to be, upon official notice of issuance, listed on the NYSE or other principal national securities exchange on which the Common Stock is then listed.
          Section 5.5. Charter Amendment; Certificate of Determination. At or prior to the Closing, the Bank shall (a) file with the Secretary of State of California an amendment to its Amended and Restated Articles of Incorporation substantially in the form of Exhibit E hereto (the “Charter Amendment”), and (b) adopt and file with the Secretary of State of California, the Certificate of Determination.
          Section 5.6. Shareholder Consent. The Company shall use its commercially reasonable efforts to seek the Shareholder Approval and the consent of its Shareholders to amend Article III, Section 2 of the Company’s Bylaws to permit the Company’s board of directors to increase the authorized number of directors without the approval of the Company’s shareholders at the next meeting of the Company’s shareholders. Upon the effectiveness of such amendment, the Board of Directors shall take all such action as is necessary and appropriate to expand the size of the Board of Directors to not fewer than nine members; provided that any vacancy created by such action, that remains vacant after the Initial Investor Nominees have been elected to the Board of Directors, shall be filled by an individual who qualifies as an “independent director” pursuant to Section 303A.02 of the NYSE Listed Company Manual.
          Section 5.7. D&O Indemnification. On or before the Closing, the Company shall offer to enter into a customary Directors & Officers Indemnification Agreement with each of Gerald Ford, Carl Webb, J. Randy Staff and any other directors or officers of the Company or any of its Subsidiaries designated by or affiliated with the Investor in form and substance reasonably satisfactory to such individuals. The Company shall offer to enter into such an agreement with any person nominated by the Investor in accordance with the Exchange and Shareholder Rights Agreement to serve as a Director of the Company or the Bank after Closing.
ARTICLE VI
ADDITIONAL AGREEMENTS
          Section 6.1. Access to Information. (a) Each of the Company and the Bank agrees that, upon reasonable notice and subject to applicable Laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford to the Investor, and the Investor’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours during the period prior to the Closing to the books, records, properties, personnel and such other information as the Investor may reasonably request, and during such period, furnish promptly to the Investor all information concerning its business, properties and personnel as the Investor may reasonably request. Neither the Company, the Bank nor any of their Subsidiaries will be required to afford access or disclose information that would jeopardize the attorney-client privilege, contravene any binding agreement with any third party or violate any law or regulation. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.
               (b) The Investor agrees that it will hold any information furnished to it pursuant to Section 6.1(a) in accordance with the Confidentiality Agreement, dated February 28, 2007, between the Company and the Investor (the “Confidentiality Agreement”).
          Section 6.2. Publicity. Except as required by Law or by obligations pursuant to any listing agreement with any relevant securities exchange, neither the Company or the Bank, on the one hand, nor the Investor, on the other hand, shall, without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. Prior to making any public disclosure required by applicable Law or pursuant to any listing agreement with any relevant securities exchange, the disclosing party shall consult with the other party, to the extent feasible, as to the content of such public announcement or press release.
          Section 6.3. Reservation of Shares. The Company will reserve such number of shares of its Common Stock sufficient for issuance upon exchange of the Preferred Shares in accordance with the Exchange and Shareholder Rights Agreement and the exercise of the Warrants.
ARTICLE VII
CONDITIONS
          Section 7.1. Conditions to Each Party’s Obligation. The respective obligation of each party to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
               (a) No Injunctions or Restraints. No temporary restraining order, preliminary injunction or other judgment, order or decree issued by any Governmental Entity or other Law shall be in effect that would prevent the Closing from occurring (collectively, “Restraints”).
               (b) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired.
          Section 7.2. Conditions to Investor’s Obligation. The obligation of the Investor to purchase and pay for the Preferred Shares and the Warrant at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

               (a) Representations and Warranties; Covenants. (i) The representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.9, 3.10, 3.11, 3.15, 3.16 and 3.17 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date; and (ii) the representations and warranties of the Company contained in Sections 3.8, 3.12, 3.13 and 3.14 shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and the Bank shall have in all material respects performed all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed by it at or prior to the Closing. The Company shall have delivered to the Investor at the Closing a certificate dated the Closing Date and signed by an officer of the Company to the foregoing effects.
               (b) Transaction Agreements. The Investor shall have received fully executed counterparts of each of the Transaction Agreements, each of which shall be in full force and effect.
               (c) Certificate of Determination. The Bank shall have filed the Charter Amendment and the Certificate of Determination with the Secretary of State of California.
               (d) Board Nominees. A majority of the board of directors of each of the Company and the Bank shall have elected Gerald Ford and Carl Webb to serve as a director on the boards of directors of each of the Company and the Bank, and Gerald Ford shall have been nominated Chairman of the board of directors of each of the Company and the Bank, in each case effective as of the Closing.
               (e) Board Approval. The board of directors of the Company shall have approved the acquisition by the Investor and its Affiliates of the Preferred Shares, the Warrants and the Common Stock issuable upon exchange or exercise thereof for purposes of Article Eleventh of the Articles of Incorporation, as amended from time to time.
               (f) Listing of Shares. The Exchange Shares and the Warrant Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.
               (g) D&O Insurance Coverage. (i) The directors and officers liability and errors and omissions insurance policies set forth in Section 7.2(g) of the Company Disclosure Schedule (the “Existing Policies”) shall remain in full force and effect as of the date hereof and shall continue in full force and effect until they expire upon the expiration date set forth therein and the insurers thereunder shall have provided to the Company an endorsement in writing to the effect that neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereunder, nor the Sale Transactions shall result in a termination of such policies, or a reduction in coverage of any such policies; or (ii) the Company shall have obtained a policy (or policies) of directors and officers liability and errors and omissions insurance coverage with insurance carriers believed to be financially sound and reputable with coverage that provides coverage that is substantially identical to the coverage provided by the Existing Policies.
               (h) Material Adverse Effect. There has not occurred, since September 30, 2006, any event, circumstance, change or effect that has had or is reasonably likely to have a Material Adverse Effect.
          Section 7.3. Conditions to the Company’s and the Bank’s Obligations. The obligation of the Bank to issue and sell the Preferred Shares and the Company to issue and sell the Warrant at the Closing are subject to satisfaction or waiver of each of the following conditions precedent:
               (a) Representations and Warranties; Covenants. The representations and warranties of the Investor contained in this Agreement shall be true and correct (without regard to materiality qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to consummate the transactions contemplated hereby. The Investor shall have in all material respects performed all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed by it at or prior to the Closing. The Investor shall have delivered to the Company and the Bank at the Closing a certificate dated the Closing Date and signed by an officer of the Investor to the foregoing effects.
               (b) Transaction Agreements. Each of the Company and the Bank shall have received fully executed counterparts of each of the Transaction Agreements to which it is a party, each of which shall be in full force and effect.
               (c) The Bank shall have been notified by each of the FDIC and the DFI of their non-objection to the transactions contemplated by this Agreement and by the Transaction Agreements.
ARTICLE VIII
TERMINATION
          Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing:
               (a) by the mutual written consent of the Company, the Bank and the Investor;
               (b) by either the Company or the Investor:

                    (i) if the Closing shall not have occurred on or prior to September 30, 2007; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act (or, in the case of the Company, the action or failure to act of the Bank) has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;
                    (ii) if any Restraint having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall be in effect and shall have become final and nonappealable;
               (c) by the Investor if the Company shall have breached any of its representations or warranties or the Company or the Bank shall have failed to perform any of its covenants or agreements set forth in this Agreement, which breach of failure to perform (i) would give rise to the failure of the condition set forth in Section 7.2(a) and (ii) is incapable of being cured, or is not cured, by the Company or the Bank, as applicable, within thirty calendar days following receipt of written notice from the Investor of such breach or failure to perform; or
               (d) by the Company if the Investor shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (i) would give rise to the failure of the condition set forth in Section 7.3(a) and (ii) is incapable of being cured, or is not cured, by the Investor within thirty calendar days following receipt of written notice from the Company of such breach or failure to perform.
          Section 8.2. Effect of Termination. If this Agreement is terminated in accordance with Section 8.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except that (i) the terms and provisions of this Section 8.2, Section 6.1(b) and Section 9.1 shall remain in full force and effect, and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any willful breach of its obligations hereunder.
ARTICLE IX
MISCELLANEOUS
          Section 9.1. Fees and Expenses. Each party shall bear its own expenses, including the fees and expenses of any Representatives engaged by it, incurred in connection with this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.
          Section 9.2. Survival. The parties agree that the representations and warranties of the Company and the Investor contained in this Agreement, or in any certificate, document or instrument delivered in connection herewith, except for the representations and warranties set forth in Section 3.1, Section 3.2, and Section 3.4 herein and any claim of fraud, intentional misrepresentation or intentional breach, shall not survive the Closing.

          Section 9.3. Indemnification. The Company and the Bank will, jointly and severally, indemnify and hold harmless Investor, and its officers, directors, Affiliates and controlling persons (including, but not limited to Gerald J. Ford, Carl Webb and J. Randy Staff (collectively, the “Indemnified Persons”) for, and will pay to such Indemnified Persons the amount of any Damages which any of such Indemnified Persons may incur or sustain, or which any of such Indemnified Persons may be subjected, arising from or in connection with: (i) any litigation brought or threatened by the stockholders of the Company arising out of or in connection with this Agreement or the transactions contemplated hereby or the Sale Transactions, (ii) any material breach of Section 3.1, 3.2 and 3.4 and (iii) any fraud, intentional misrepresentation or intentional breach of this Agreement by the Company.
          Section 9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by first class mail, postage prepaid, as follows:
(a)	If to the Company or the Bank, to:
Fremont General Corporation
2425 Olympic Boulevard
Santa Monica, CA 90404
Attention: Alan Faigin, Esq.
Fax: (310) 315-5593
With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: William S. Rubenstein, Esq.
Fax: (917) 777-2642
(b)	If to the Investor, to:
Hunter’s Glen/Ford, Ltd.
200 Crescent Court, Suite 1350
Dallas, Texas 75201
Attention: J. Randy Staff
Fax: (214) 871-5122
With a copy to:
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Attention: Dhiya El-Saden, Esq.
Fax: (213) 229-6196

          Section 9.5. Entire Agreement; Amendment. This Agreement and the documents described herein or attached or delivered pursuant hereto and the Confidentiality Agreement set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.
          Section 9.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
          Section 9.7. Governing Law. This Agreement shall be governed by, and interpreted, in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that state.
          Section 9.8. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns.
          Section 9.9. Assignment. Other than as set forth in Section 2.1(b), neither this Agreement nor any rights or obligations hereunder shall be assignable.
          Section 9.10. Remedies; Waiver. To the extent permitted by Law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and are exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.
          Section 9.11. Specific Performance; Consent to Jurisdiction. Each party hereto acknowledges that, in view of the uniqueness of the transactions contemplated by this Agreement, the other party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity, in any Federal court located in the State of California or in any state court in the State of California. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court located in the State of California in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal or state court located in the State of California.
          Section 9.12. Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

          IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.

FREMONT GENERAL CORPORATION
By:	/s/ Alan W. Faigin
	Name:	Alan W. Faigin
	Title:	SVP, Secretary, General Counsel & Chief Legal Officer

FREMONT INVESTMENT & LOAN
By:	/s/ Alan W. Faigin
	Name:	Alan W. Faigin
	Title:	Secretary & Chief Legal Officer
[SIGNATURE PAGE TO INVESTMENT AGREEMENT]

HUNTER’S GLEN/FORD, LTD.

By:	Ford Diamond Corporation, its general partner

By:	/s/ Gerald J. Ford
	Name:	Gerald J. Ford
	Title:	President

By:	/s/ Gerald J. Ford
Gerald J. Ford, its general partner
[SIGNATURE PAGE TO INVESTMENT AGREEMENT]